FUQI International Completes Acquisition of
Shanghai Tian Mei Jewelry Co., Ltd.
and
Beijing Yinzhong Tian Mei Jewelry Co., Ltd.

Shenzhen, China, August 12, 2008 - FUQI International, Inc. (Nasdaq GM: FUQI) today announced that it has completed the purchase of two jewelry companies, Shanghai Tian Mei Jewelry Co. Ltd. and Beijing Yinzhong Tian Mei Jewelry Co. Ltd., collectively known as Temix (“Temix”) on August 7, 2008. FUQI has acquired 100% ownership of Temix an asset purchase transaction.

Under the terms of the transaction, FUQI paid a total consideration of RMB 135 million (approximately USD$19.7 million, based on a conversion price of USD: RMB 1.00:6.86), with RMB 80 million (approximately USD$11.7 million) consideration to be paid in cash and the remaining consideration to be paid in restricted common stock. The RMB 80 million paid in cash is for the value of the inventory on hand in Temix retail locations. The issuance of FUQI’s shares included in the equity portion of the purchase price for Temix is RMB 55 million (approximately USD$8.0 million), or 1,080,666 shares, and one-half of the shares will be placed into escrow and remain subject to the achievement of certain performance targets over the two-year period following closing.

Temix is a 50 outlet branded jewelry store chain with locations principally in Beijing, Shanghai, and Ningbo. Of the 50 outlets, 6 are stand-alone stores and 44 are store counters within department stores. The chain sells primarily diamond jewelry, but also sells karat gold and gemstone jewels, including ruby and jade. For the year ended December 31, 2007, Temix had revenues of approximately USD$12.3 million (unaudited) and the company was profitable. Through the first six months of 2008, Temix had revenues of approximately USD$9.2 million (unaudited) and was profitable.

Temix has been led by Mr. Chujian Huang, who is the founder and CEO of Temix and a 15-year veteran in China’s jewelry industry, particularly in the Yangtze Delta region. Upon closing, Mr. Huang became a full-time employee of FUQI, responsible for managing the Temix chain, and reports to Ms. Jianying Li, Director of Retail Operations for FUQI International. Mr. Huang and the core Temix management team agreed to stay with FUQI for at least three years.

Mr. Yu Kwai Chong, Chairman of FUQI International commented, “We are pleased to close this transaction, which strengthens our efforts in China’s retail jewelry market. The Temix acquisition is expected to be accretive to our business immediately upon closing and provides us with a strategic opportunity to further diversify our business, improve our margin performance, and expand our market presence. FUQI’s strong financial position can strengthen the performance at each Temix outlet by better capitalizing their counters and stores to ensure they have an appropriate level of inventory, a compelling mix of fashionable jewelry designs and strong brand promotion. With this acquisition, we will have a total of 53 outlets, comprised of 47 store counters and 6 retail stores and are well on plan to reach our goal for the full year to open or acquire up to 60 to 80 retail counters and 8 to 10 retail stores.

Additionally, we are pleased to welcome Temix’s employees to FUQI International and believe the experience and quality of the company’s management team will provide us with additional capabilities to accelerate our penetration of the growing retail jewelry market. This announcement further strengthens our leadership position in the jewelry industry, and we will continue to look for opportunities to build our portfolio and expand our market presence.”

Additional information related to this transaction can be found in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2008.

About FUQI International, Inc.
Based in Shenzhen, China, FUQI International, Inc. is a leading designer of high quality precious metal jewelry in China, developing, promoting, and selling a broad range of products in the large and rapidly expanding Chinese luxury goods market. For additional information about the company, please log on to the company’s website at www.fuqi.com.cn.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, fluctuation and unpredictability of costs related the gold, platinum and precious metals and other commodities used to make FUQI’s product; changes in the laws of the PRC that affect FUQI’s operations; FUQI’s entrance into the retail jewelry market; competition from FUQI’s competitors; FUQI’s ability to obtain all necessary government certifications and/or licenses to conduct FUQI’s business; and fluctuation of the foreign currency exchange rate between U.S. Dollars and Renminbi. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. We do not undertake to update the forward-looking statements contained in this press release. These and other factors that may result in differences are discussed in greater detail in FUQI’s reports and other filings with the Securities and Exchange Commission, which can be accessed at http://www.sec.gov.

Contact:
FUQI International, Inc.
Dexter Fong
Executive VP of Corporate Development
Phone: 1-408-786-5540

ICR Inc.
In the U.S:
Bill Zima
Phone: 1-203-682-8200 (Investor Relations)

-or-

In Asia:
Annie Chen
Phone: 86 10 8523 3087 (Investor Relations)